Exhibit 99.1

FOR IMMEDIATE RELEASE

KEY ANNOUNCES COMMON SHARE REPURCHASE PROGRAM AND

PLANS TO EVALUATE DIVIDEND INCREASE

No Objection from Federal Reserve to Company’s Capital Plan

CLEVELAND, June 29, 2016 – KeyCorp (NYSE: KEY) announced today that the Federal Reserve did not object to Key’s proposed capital plan submitted during the 2016 Comprehensive Capital Analysis and Review. The capital plan, which occurs over a four-quarter time period, includes:

•	A common share repurchase program of up to $350 million.

•	An increase in the quarterly common share dividend from $0.085 per share up to $0.095 per share. Key’s Board of Directors will consider the potential dividend increase for the second quarter of 2017.

KeyCorp’s capital plan submission included a pro forma projection incorporating the pending acquisition of First Niagara Financial Group. Share repurchases under the capital plan have been authorized by Key’s Board of Directors and include repurchases to offset issuances of common shares under Key’s employee compensation plans. The Company anticipates repurchasing common shares under the 2016 capital plan following the completion of the acquisition of First Niagara Financial Group, and through June 30, 2017. The reacquired shares will be held as treasury shares and may be reissued for various corporate purposes.

KeyCorp’s pending acquisition of First Niagara Financial Group remains subject to regulatory approval, including approval by the Federal Reserve.

Beth E. Mooney, Key’s Chairman and Chief Executive Officer, stated “We are pleased to have received no objection to our capital plan from the Federal Reserve. This provides us with the ability to increase our dividends and to resume common shares repurchases, following the completion of our merger with First Niagara. As we move forward, Key is well positioned to maximize long-term value for our shareholders by executing on our strategic initiatives for growth, including the successful integration of First Niagara, and by remaining disciplined with risk and capital.”

About Key

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $98 billion.

Key provides deposit, lending, cash management and investment services to individuals, small and medium-sized businesses under the name of KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

This release contains forward-looking statements, including statements about Key’s capital actions. Forward-looking statements can be identified by words such as “plan,” “potential,” “expect,” “anticipate,” “intend,” or “estimate.” Forward-looking statements represent management’s current expectations regarding future events. If underlying assumptions prove to be inaccurate or unknown risks arise, actual results could vary materially from these expectations. Factors that could cause Key’s actual results to differ from those described in the forward-looking statements can be found in KeyCorp’s Form 10-K for the Year ended December 31, 2015, which has been filed with the Securities and Exchange Commission and is available on Key’s website (www.key.com/ir) and on the Securities and Exchange Commission’s website (www.sec.gov). These factors may include, among others: deterioration of commercial real estate market fundamentals, defaults by our loan counterparties or clients, adverse changes in credit quality trends, declining asset prices, our concentrated credit exposure in commercial, financial and agricultural loans, and unanticipated changes in our liquidity position.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com